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1.       Lender:                         Wells Fargo Realty Advisors
                                         Funding, Incorporated

2.       Pledgor of GAMI Stock:          Equity Holdings Limited, an Illinois
                                         limited partnership ("Assignor")

3.       Number of GAMI
         Shares Pledged:                 200,000

4.       Pledge:



                                  EQUITY HOLDINGS LIMITED, an Illinois limited
partnership ("Assignor"), hereby assigns, transfers to and pledges with Bank all of Assignor's right, title and interest now existing or hereafter arising in and to the common stock of Great American Management and Investment, Inc., a Delaware corporation ("GAMI"), described on Exhibit A attached hereto (all such pledged shares being the "Shares"), currently represented by the certificate numbers set forth on Exhibit A hereto (hereinafter collectively the "Collateral") and whether held in a general or special account or deposit for safekeeping or otherwise, together with all proceeds thereof and payments thereunder and whatever is receivable or received when Collateral or proceeds are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation all rights to payment, including returned premiums, with respect to any insurance relating to the Collateral, and all rights to payment with respect to any cause of action relating to the Collateral, and including any stock rights, rights to subscribe, stock splits, liquidating dividends, cash dividends, dividends paid in stock, new securities, puts, calls, or other property which Assignor is or may hereafter be entitled to receive on account of such securities or other property, including without limitation stock received by Assignor due to stock splits or dividends paid in stock (all such items are hereinafter collectively called "Proceeds"); and in the event that Assignor receives any such property, Assignor shall immediately deliver it to Bank to be held by Bank in the same manner as the property originally pledged hereunder.
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5.       Restrictions on Voting Rights:

                 BANK'S RIGHTS, POWERS AND REMEDIES. At any time, without notice and at the expense of Assignor, Bank may, but shall not be obligated to:
(a) perform any obligation of Assignor hereunder in Assignor's name or otherwise; (b) liquidate any time deposit pledged to Bank hereunder prior to its maturity date and apply proceeds thereof to payment of the Indebtedness, notwithstanding any resultant penalties for early withdrawal of funds; (c) notify any person obligated on any security, instrument or other document subject to this Agreement of Bank's rights here under; (d) collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; (e) enter into any extension, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith may deposit or surrender control of the Collateral, accept other property in exchange for the Collateral, and do and perform such acts and things as Bank may deem proper, and any money or property received in exchange for the Collateral may be applied to the indebtedness or held by Bank under this Agreement; (f) make any compromise or settlement Bank deems desirable or proper in respect of the Collateral; (g) insure, process and preserve the Collateral; and (h) perform any obligation of Assignor under this Agreement; provided, however, that Bank shall exercise its rights and powers under and pursuant to Sections 4(a), (b), (d), (e), (f) and (h) only if an "Event of Default" (as defined in Section 11, below) has occurred and is continuing or in the event that Bank reasonably determines in its sole discretion that the exercise of such rights and powers is necessary to preserve the Collateral. To effect the purposes of this Agreement, or otherwise upon instructions of Assignor, Bank may cause the Collateral to be transferred to Bank's name or the name of Bank's nominee. Only in the event of a default hereunder may Bank, without obligation to do so, exercise as to the Collateral any other rights, powers and remedies of an owner thereof.

6.       Disposition of Stock Remedies:

         Upon the occurrence of any Event of Default, Bank Shall have and may exercise without demand any and all rights and remedies granted to a secured party upon default under the Illinois Uniform Commercial Code or otherwise available to Bank by law, including without limitation the right to contact any
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6.       Disposition of Stock Remedies (continued):

persons obligated to Assignor on Collateral and to instruct such persons to deliver all Proceeds directly to Bank. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. If an Event of Default under this Agreement or a Default under any of the Loan Documents shall have occurred and be continuing, (a) Bank may at any time and at Bank's sole option, liquidate any time deposits pledged to Bank hereunder, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; (b) Bank may appropriate the Collateral and apply all Proceeds toward repayment of the Indebtedness in such order as Bank may from time to time elect or, at Bank's sole option, place any Proceeds in the cash collateral account; and (c) Assignor shall assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank.